          CASH MANAGEMENT ADDENDUM, dated as of December 15, 1998 (this "Addendum"), to the CUSTODIAN AGREEMENT (the "Agreement") between BANKERS TRUST COMPANY (the "Custodian") and ADVANTUS SERIES FUND, INC. (the "Customer").

          WHEREAS, the Customer may be organized with one or more series of shares, each of which shall represent an interest in a separate portfolio of Securities and Cash (all such existing and additional series now or hereafter listed on Exhibit A being hereafter referred to individually as a "Portfolio" and collectively as "Portfolios"); and

          WHEREAS, the Custodian will provide cash management services to the Customer, and the Custodian and the Customer desire to confirm their understanding with respect to such services;

          NOW, THEREFORE, the Custodian and the Customer agree as follows:

          1. Until the Custodian receives Instructions to the contrary, the Custodian will (a) hold with Subcustodians, in deposit accounts maintained for the benefit of the Custodian's clients, all Cash received for the Account, (b) credit such interest, if any, on Cash in the Account as the Custodian shall from time to time determine and (c) receive compensation out of any amounts paid by Subcustodians in respect of Cash in the Account.

          2. Pursuant to procedures approved by the Customer, the Custodian may (on an overnight or other short-term basis) move certain, or all, currencies of Cash in the Account from any Subcustodian and place it, as deposits or otherwise, with one or more other Subcustodians (including branches and affiliates of the Custodian). The Custodian will notify the Customer of any placement procedures it implements and will move Cash in accordance with such procedures until it notifies the Customer otherwise or receives Instructions to the contrary. The Custodian may credit interest and receive compensation as described in 1 above with respect to any Cash moved.

          3. The Customer acknowledges that it has received and reviewed the current policies of the Custodian regarding cash management services, which are attached to this Addendum.

          4. To the extent any of the Property or Cash in the Account is subject to the Employee Retirement Income Security Act of 1974, the Customer (a) represents and warrants that it, at all times during the duration of the Agreement, will be a qualified professional asset manager as defined in the prohibited transaction exemption 84-14 and that the provisions of the exemption apply to the Agreement (and transactions thereunder) and (b) agrees to maintain such records as are necessary to comply with the exemption or to enable interested persons to determine that the conditions of the exemption are met.

          5. Capitalized terms used but not defined in this Addendum are used with the respective meanings assigned to them in the Agreement.

          IN WITNESS WHEREOF, this Addendum has been executed as of the day and year first above written.

                                             BANKERS TRUST COMPANY



                                             By:  /s/  Richard M Quintal
                                                  Richard M Quintal
                                                  Managing Director


                                             ADVANTUS SERIES FUND, INC.


                                             By:  /s/  Eric Bentley
                                                  --------------------
                                                  Print Name:  Eric Bentley
                                                  Title:  Assistant Secretary

                                     EXHIBIT A

To the Addendum dated as of December 15, 1998 between BANKERS TRUST COMPANY and ADVANTUS SERIES FUND, INC.

                                  LIST OF PORTFOLIOS

The following is a list of the Portfolios referred to in the first WHEREAS clause of the above referenced Addendum.

Global Bond Portfolio

                        GLOBAL CUSTODY CASH MANAGEMENT PROGRAM


          In the Global Custody cash management program, currencies on which Bankers Trust pays interest are divided into two categories: (1) currencies on which we pay interest based on a market benchmark rate for overnight deposits, and (2) currencies on which we pay interest based on a rate paid by the London branch of Bankers Trust Company or the local subcustodian.

          CURRENCIES ON WHICH WE PAY INTEREST BASED ON A MARKET BENCHMARK RATE FOR OVERNIGHT DEPOSITS (WHICH WE CALL "BENCHMARK RATE CURRENCIES"):

     - For each of these currencies, the interest rate we pay is based on a specific market benchmark (such as Effective Fed Funds) and is calculated by taking an average of the benchmark rate and subtracting a spread. (See Schedule A)

     - Currently, the only Benchmark Rate Currency is the U.S. Dollar. Over time we will be considering additional currencies to include in this category.

     - Operationally, most balances in Benchmark Rate Currencies are swept overnight into deposits at the London branch of Bankers Trust Company. Where you have selected a short-term investment fund, your U.S. Dollar balances in the U.S. will be swept overnight in accordance with your instructions.

          CURRENCIES ON WHICH WE PAY INTEREST BASED ON A RATE PAID BY THE LONDON BRANCH OF BANKERS TRUST COMPANY OR THE LOCAL SUBCUSTODIAN (WHICH WE CALL "BASE RATE CURRENCIES"):

     - For each of these currencies, the interest rate we pay is based on the rate paid by the London branch or the local subcustodian on overnight deposits in the currency. In either case, interest is calculated by using the overnight rate (which will be the actual overnight, a weekly average or monthly average rate, depending on the currency) and subtracting a spread. (See Schedule A)

     - Currencies that are part of the sweep program will earn interest based on the base rate, which will be the higher of the rate offered by the London branch of Bankers Trust Company or the local subcustodian.

     - Currencies that are not part of the sweep program will generally earn interest based on the rate paid by the local subcustodian. We may at times be able to sweep certain currency balances into deposits of Bankers Trust Company's London branch in order to be able to earn a higher rate for you. On those days, any such currency will be treated as part of the sweep program, and you will earn interest on all of your balances in that currency at the higher rate for that day.

     - Currently, there are 29 Base Rate Currencies, 10 of which are included in our sweep program to the London Branch.

     - Operationally, most balances in Base Rate Currencies that are part of our sweep program are swept overnight into deposits at the London branch, while balances in Base Rate Currencies that are not part of our sweep program remain with the local subcustodian.

          FOR EACH CURRENCY ON WHICH WE PAY INTEREST:

     - We will notify you periodically in writing of changes in spreads and updates to the cash management program. These program updates also will be available through Global Custody Flash Notices.

     - FOR MARKETS WHERE WE MAINTAIN ONE OR MORE OMNIBUS CASH ACCOUNTS, YOU EARN INTEREST AT THE CALCULATED RATE ON YOUR ENTIRE CONTRACTUAL BALANCE WITHOUT ANY ACTION ON YOUR PART AND WITHOUT ANY MINIMUM BALANCE REQUIREMENTS. This is the case regardless of whether we are able to invest your balances at or near the applicable benchmark or base rate and regardless of whether your contractual balance may exceed your actual balance.

     - FOR MARKETS WHERE WE MAINTAIN ONE OR MORE OMNIBUS CASH ACCOUNTS, THE MINIMUM RATE PAID IS 0.50%, except for the Japanese Yen (for which the minimum rate of 0.05% has been suspended for the time being due to market conditions) and the Singapore Dollar (for which the minimum rate is 0.25%). Please note that this is also subject to change as appropriate for any currency. Notwithstanding the foregoing, in no event will interest be negative.

     - FOR THE CURRENCIES OF "CLIENT SPECIFIC MARKETS," THOSE MARKETS WHERE FOR REGULATORY OR OTHER REASONS WE DO NOT MAINTAIN OMNIBUS ACCOUNTS FOR CLIENT CASH, ON WHICH WE PAY CREDIT INTEREST (which at this time are the Hungarian Forint, Israeli Shekel, Polish Zloty, Korean Won and Taiwanese Dollar), we will no longer be taking a spread for providing interest on cash balances. The credit interest you earn on overnight balances will be based on actual balances, as opposed to contractual balances, and the minimum credit interest rate will no longer be applied.

     - YOU WILL HAVE CONTINUOS ACCESS THROUGH GLOBE*VIEW, BTWORLD, OR GLOBE*LINK OR OTHER AGREED ELECTRONIC ON-LINE SYSTEM TO THE INTEREST RATE EARNED DURING THE PREVIOUS "RATE AVERAGING PERIOD". Because we may use weekly or monthly average rates to calculate the interest you earn, we do not know the actual interest rate until the weekly or monthly period is completed.

     - Our program generally requires that overnight balances in each currency remain with (or are swept to) a subcustodian we designate for that currency. Nevertheless, we pay our stated rate of interest on any balances that, because of transactions in your account, are held overnight with an alternate subcustodian if we receive interest on that currency from that subcustodian. If the alternate subcustodian does not pay interest, however, these balances are excluded from our program.

     - FOR SWEPT CURRENCIES, FROM TIME TO TIME WE MAY NOT BE ABLE TO SWEEP THE FULL AMOUNT OF YOUR BALANCES TO THE LONDON BRANCH because of operational constraints or because your balance on a contractual basis temporarily exceeds your actual balance. You will, however, always receive credit for interest based on your entire contractual balance. To the extent you would have earned a lower rate on balances not swept, we will make up the difference. To the extent that actual balances are higher than contractually posted balances duet to purchase fails or otherwise, we will retain the interest earned as compensation.

     - THE EFFECTIVE RATE WE PAY ON OVERNIGHT BALANCES WILL GENERALLY DIFFER FROM THE EFFECTIVE RATE WE RECEIVE (WHETHER FROM THE LONDON BRANCH OR THE LOCAL SUBCUSTODIAN). Any difference between the effective rate we receive and the effective rate we pay (which may be positive or negative, but is generally positive) is kept by us and covers our fee for running the cash management program and the related costs we absorb.


          Obviously, there will be currencies on which we will not pay interest because of local regulations, insufficient scale, or other reasons. However, we hope to identify additional currencies where we can begin paying interest and we will announce those to you as soon as practical.

          Currently most cash balances in our overnight sweep program are swept into deposits at the London branch of Bankers Trust Company. We reserve the right to utilize other branches or affiliates for the overnight sweep program. In the even of such change, we will notify you in writing, which may be through Global Custody Flash Notice.

          As you know, overdrafts are not permitted in the normal course of business in any currency. Should they occur in any currency, your account will be charge a fee to settle transactions in advance of receipt of funds. If the overdraft is not promptly cured (and in any event upon the expiration of 30 days) after the investment manager has been notified of the outstanding overdraft, the account's home currency will be used to cure the overdraft and the associated foreign exchange will be done by Bankers Trust at market rates. (Other currencies may be utilized to the extent the home currency is insufficient.) Investment mangers that have not cured overdrafts within such period will be deemed to have directed such foreign exchange transaction. Accounts subject to ERISA will be deemed to have engaged in the transaction under the authority of the class exemptions available to qualified professional asset managers and in-house investment managers. To the extent that the overdraft is less than the U.S. dollar equivalent of $50,000, Bankers Trust's foreign exchange desk will bundle the transaction with other small amounts for other clients.